REZOLUTE INC.

INSIDER TRADING AND DISCLOSURE POLICY
(Amended as of June 10, 2025)

This Insider Trading and Disclosure Policy (this “Policy”) sets forth the policy of Rezolute Inc. (the “Company”) regarding transactions by certain individuals and entities involving securities of the Company and, where applicable, the disclosure of such transactions. All references to the “Company” in this Policy include any subsidiaries of Rezolute Inc.

Persons Subject to the Policy

This Policy applies to all officers and employees of the Company, all members of the Company’s Board of Directors (the “Board”), and any consultants, advisors or contractors to the Company that the Company designates as subject to this Policy (collectively, these persons are referred to as “Company Personnel”). In addition, Company Personnel will be held responsible for actions of family members and other   individuals who reside with them, as well as family members and entities whose transactions in Company securities are directed by the Company Personnel or subject to their influence or control, as described below in paragraphs 6 and 7 under “General Policies.” In addition, certain trading restrictions apply to all (i) directors of the Company, (ii) executive officers of the Company and (iii) certain Company Personnel that the Compliance Officer designates (together with the directors and officers, the “Deemed Insiders”). The Company may amend the Company Personnel designated as Deemed Insiders from time to time because of their position, responsibilities or their actual or potential access to material information. You will be notified if you are designated as a Deemed Insider by the Compliance Officer.

General Statement

Unlawful insider trading occurs when a person uses material nonpublic information obtained through his or her employment or other involvement with the Company to make decisions to purchase, sell or otherwise trade in the Company’s securities or in the securities of another publicly traded Company or to provide that information to persons outside of the Company who trade in the Company’s securities or in the securities of another publicly traded Company on the basis of that information. The prohibitions against insider trading apply to trading, tipping and making recommendations to trade if the information involved is material and nonpublic and the person using or disclosing the information owes a duty of trust or confidence to the Company or to the person who is the source of the information.

Nonpublic information concerning the Company or its business is the property of the Company. The Company prohibits the unauthorized use or disclosure of any such nonpublic information, whether acquired in the workplace as a result of an individual’s employment or other relationship with the Company, including the unauthorized use or disclosure of any information concerning the Company or its business in connection with securities transactions.

Compliance Officer

Chris Milks, the Company’s VP of Finance~~,~~ shall serve as the Compliance Officer with respect to this Policy. In his absence, another employee designated by the Company’s Chief Executive Officer shall be responsible for administration of this Policy.

Individual Responsibility

Company Personnel have legal obligations to maintain the confidentiality of information about the

4889-6478-0036\2

Company and to not engage in transactions in Company securities while aware of material nonpublic information. Each individual is responsible for making sure he or she understands and complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. This Policy is intended to assist you in complying with laws against insider trading, but, ultimately, it is your individual responsibility to comply with those laws. In all cases, the responsibility for determining whether you are aware of material nonpublic information rests with you and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy or otherwise does not in any way constitute legal advice or insulate you from liability under applicable securities laws. You could be subject to disciplinary action by the Company (up to and including termination of your employment or other relationship with the Company for cause) and severe legal penalties (including fines and imprisonment) if you engage in conduct prohibited by this Policy or applicable securities laws, as described in more detail below under “Consequences of Violations.”

General Policies

The following are the general policies underlying this Policy that apply to all Company Personnel. The terms “material information,” “nonpublic information,” “blackout period” and “trading window” are defined below under “Definitions Used in this Policy.”

1.Do not trade or cause trading while in possession of material nonpublic information. From time to time you may come into possession of material nonpublic information concerning the Company. You may not  engage in transactions involving securities of the Company at any time while you are aware of material nonpublic information concerning the Company (whether during a “trading window” or at any other time). You must wait to engage in any such transactions until the material information has been public for at least two (2) full trading days (a trading day is a day on which the stock markets generally are open).

2.Do not give material nonpublic information to others. Do not disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or to persons outside of the Company, including, but not limited to, family members, friends, business associates, investors and consultants, unless any such disclosure is (a) made in accordance with a confidentiality agreement approved by the Company’s Chief Executive Officer or Chief Financial Officer, (b) otherwise in accordance with the Company’s policies regarding the protection or authorized external disclosure of the Company’s confidential information, or (c) reasonably necessary to ensure that transactions in Company securities by those family members, household members and entities for which you are responsible under this Policy comply with this Policy.

Providing material nonpublic information to outsiders may subject you to insider trading liability for “tipping.” In addition, if you disclose any nonpublic information about the Company (other than in accordance with a confidentiality agreement approved by the Company’s Compliance Officer or otherwise in accordance with the Company’s policies regarding the protection or authorized external disclosure of the Company’s confidential information), even if that information is not material, you may be in breach of your confidentiality obligations to the Company.

3.Do not recommend the purchase or sale of Company securities. To avoid the appearance of impropriety and unlawful “tipping,” you should refrain from making recommendations and expressing opinions about engaging in transactions involving the Company’s securities under any circumstances.

4.Do not discuss Company information with the press, analysts or other persons outside of the Company. The announcement of information concerning the Company is regulated by Company’s best practices and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or

4889-6478-0036\2

the public and unauthorized disclosure could result in substantial liability for you, the Company and its management. If you receive inquiries about the Company from anyone outside the Company, you should notify the Compliance Officer.

5.Do not use material nonpublic information to trade in other public companies’ securities. If you become aware of material nonpublic information about a publicly traded company with which the Company does business (including a customer, vendor, supplier or other business partner), you may not trade in that company’s securities until that information becomes public or no longer material. Any such transaction may result not only in violations of this Policy and securities laws, but also breach of confidentiality agreements with the Company and the third party.

6.Make sure close family members and anyone residing in your household do not violate this Policy. This Policy is intended to prevent the appearance of unlawful insider trading as well as actual unlawful insider trading. Insider trading cases pursued by federal and state authorities frequently involve close family members of Company Personnel alleged to have been tipped by the insider. In addition, under federal securities laws, certain close family members who engage in transactions in company securities may be found liable of unlawful insider trading regardless of the insider’s liability for tipping them. To help protect the Company and its directors, officers and employees, under this Policy, transactions involving Company securities by any family member who resides with you, anyone else who resides with you, and any family member (including your spouse or domestic partner, children (including children away at college), grandchildren, parents, grandparents, siblings, and any such relationship that arises through marriage or by adoption) who does not reside with you but whose transactions in Company securities are directed by you or are subject to your influence or control, such as a parent, sibling or child who consults with you before trading in Company securities (collectively referred to as “Family Members”) will be treated as if they were transactions by you. Therefore, you should make your Family Members aware of this Policy and the need to confer with you before they trade in Company securities. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled or influenced by or related to you or your Family Members. Please contact the Compliance Officer if you have questions regarding the application of this Policy to Family Members, including whether the above exception is available.

7.Make sure any entity that you or your Family Members influence or control does not violate this Policy. Transactions involving Company securities by any entity (such as a corporation, partnership or trust) that you or your Family Members influence or control (collectively referred to as “Controlled Entities”) will be treated as if they are transactions by you. Therefore, you should take steps to ensure that Controlled Entities do not engage in any transaction that would violate this Policy if you engaged in such transaction directly. An exception to this general policy may be available in cases of Controlled Entities where you or your Family Members have delegated investment control to an independent third party, such as an institutional or professional trustee, and you do not share information concerning the Company with such third party. See “Exceptions for Blind Trusts and Pre-Arranged Trading Programs” under “Exceptions to General Policies” below for additional information. Please contact the Compliance Officer to discuss the application of this Policy and the availability of any exceptions to transactions by Controlled Entities.

8.Make sure you do not violate this Policy while conducting Internet-based activities. This Policy applies regardless of the means by which you trade securities or communicate information. Any verbal or written statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet, including through social media. If you, your Family Members or Controlled Entities engage in any Internet-based activities, such as blogging, microblogging (e.g., Twitter), social networking (e.g., Facebook, LinkedIn), or participating in online “chat rooms” and message boards, take care to ensure that you, your Family Members and your Controlled Entities do not violate this Policy while conducting those activities.

4889-6478-0036\2

9.Company Trades.  From time to time, the Company may engage in transactions in its own securities. It is the Company's policy that any transactions in securities by the Company will comply with applicable laws with respect to insider trading.

Exceptions to the General Policies

The following are exceptions to the foregoing general policies:

1.Exceptions for Transactions under Company Plans

a.Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. In addition, any subsequent sale of shares acquired upon exercise of a stock option is subject to this Policy.

b.Restricted Stock Units (“RSUs”). This Policy does not apply to (i) the vesting or settlement of RSUs for which you have no discretion to sell; (ii) the exercise of a tax withholding right pursuant to which you elect in advance to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any RSUs; or (iii) a sell to cover transaction that is otherwise mandated by the Company or under which you have previously elected in advance to have a broker sell vested RSUs to cover any applicable tax withholding requirements (so long as such sell to cover election was made in an open trading window when you were not in possession of material nonpublic information in compliance with Rule 10b5-1). This Policy does apply, however, to any sale or other transaction involving the Company’s shares that you actually receive upon vesting and settlement of your RSUs.

c.Employee Stock Purchase Plan. Although the Company does not currently have an employee stock purchase plan, this Policy does not apply to purchases of Company securities in any employee stock purchase plan resulting from your periodic contribution of money to the Company plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company securities purchased pursuant to the plan.

d.401(k) Plan. Although the Company does not currently have a 401(k) plan that permits the purchase of the Company’s common stock, this Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, if any; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, if any; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of the balance of your Company stock fund, if any; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund, if any.

2.Exceptions for Blind Trusts and Pre-Arranged Trading Programs

Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense against insider trading liability under federal securities laws for certain approved 10b5-1 plans, such as a “blind trust”, or other pre-arranged written plan, binding contract or instruction that:

4889-6478-0036\2

a.has been reviewed and approved at least one month in advance of any transaction thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);

b.was entered into in good faith by the Company Personnel at a time when the Company Personnel was not in possession of material nonpublic information about the Company; and

c.gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Company Personnel, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Thus, a Company Personnel may enter into a transaction effected pursuant to such 10b5-1 plan even though the transaction in question may occur at a time when the person is aware of material nonpublic information and may enter into such transaction without pre-clearance. However, the Company reserves the right to bar any transactions in Company securities, even those pursuant to arrangements previously approved, if the Company determines that such a bar is in the best interests of the Company.

3.Exceptions for Transactions Not Involving a Purchase or Sale

a.Bona fide gifts. Bona fide gifts by you of Company securities are not transactions subject to this Policy, unless you have reason to believe that the done intends to sell the securities while you are aware of material nonpublic information or during a blackout period, in which case you must pre- clear the gift transaction with the Compliance Officer.

b.Transactions in mutual funds. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.

Deemed Insiders Policies

In addition to the General Policies listed above, Deemed Insiders are required to comply with the following restrictions:

1.Do not trade during “blackout periods.” The Company prohibits Deemed Insiders from engaging in transactions during blackout periods (whether regularly-scheduled blackout periods, or special blackout periods that may be implemented from time to time). It is your responsibility to know when the Company’s regularly-scheduled blackout periods begin and end, regardless of whether the Company typically notifies you when a blackout period begins or ends. If you are informed that the Company has implemented a special blackout period, you may not disclose that fact to anyone, including family members, friends and brokers, other than those family members, household members and entities whose transactions in Company securities would be attributed to you under this Policy. You should treat the imposition of a special blackout period as material nonpublic information concerning the Company.

If you are a Deemed Insider, you are prohibited from trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

Remember to cancel any “limit” orders or other pending transactions you have in place during a blackout period (unless the orders were made pursuant to an approved Rule 10b5-1(c) trading program – see “Exceptions for Blind Trusts and Pre-Arranged Trading Programs” under “Exceptions to General Policies”).

4889-6478-0036\2

Under very limited circumstances, a Deemed Insider may be permitted to trade during a regularly- scheduled blackout period, but only if the Deemed Insider does not in fact possess material nonpublic information and the Compliance Officer has pre-cleared the transaction with the approval of the Company’s Chief Executive Officer. Deemed Insiders who wish to trade during a regularly-scheduled blackout period must contact the Compliance Officer for approval and follow the pre-clearance procedures set forth below. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer or Chief Financial Officer of the Company has pre-cleared the transaction.

2.Do not engage in speculative transactions involving the Company’s securities. The Company prohibits Deemed Insiders from engaging in any transactions that suggest they are speculating in the Company’s securities (that is, that you are trying to profit in short-term movements, either increases or decreases, in the price of the Company’s securities). You may not engage in any short sale, “sale against the box” or any equivalent transaction involving the Company’s securities (or the securities of any of the Company’s customers, vendors, suppliers or other business partners). A “short sale” involves selling securities that you borrow with the expectation that the price will go down so you can buy the shares at a lower price before you have to return them.

In addition, the Company prohibits you from engaging in hedging transactions involving the Company’s securities, such as “cashless” collars, forward sales, equity swaps and other similar arrangements.

Finally, the Company prohibits you from hypothecating or pledging Company securities to secure a loan and from purchasing Company securities “on margin” (that is, borrow funds to purchase securities, including in connection with exercising any Company stock options). Securities hypothecated or pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Similarly, securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a foreclosure sale or margin sale may occur at a time when you are aware of material nonpublic information or otherwise not permitted to trade in Company securities, the Company prohibits these transactions.

Pre-Clearance Procedures for Deemed Insiders and their Family Members

A request for pre-clearance should be submitted to the Compliance Officer at least two (2) business days in advance of a proposed transaction covered by this Policy to allow sufficient time for pre- clearance procedures. To begin the pre-clearance process, complete and submit to the Compliance Officer an Application for Approval of Transactions in Company Securities in the form attached as Exhibit B to this Policy. When making a request for pre-clearance, you should carefully consider whether you may be aware of any material nonpublic information about the Company and you should describe fully those circumstances to the Compliance Officer.

The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the proposed transaction. If you seek pre-clearance and permission to engage in the transaction is denied, you must refrain from initiating any transaction in the Company’s securities, and you should not inform any other person of the restrictions.

Any pre-cleared transaction must be effected within the period of time indicated on the pre-clearance form as approved by the Compliance Officer (typically not to exceed 5 trading Days), unless a different period of time is specified by the Compliance Officer.  Transactions not effected within such specified period shall be subject to pre-clearance again before a trade can be effected. Approval of a transaction may be cancelled at any time (e.g., in the event of a special blackout period).

The Compliance Officer’s approval of a transaction submitted for pre-clearance does not constitute

4889-6478-0036\2

legal advice, does not constitute confirmation that you do not possess material nonpublic information and does not relieve you of any of your legal obligations.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If you are in possession of material nonpublic information concerning the Company or its customers, vendors, suppliers or other business partners when your employment or other relationship with the Company terminates, you may not engage in transactions based on that information until it has become public or is no longer material. If you have questions as to whether you possess material nonpublic information after your employment or other relationship with the Company has ended, you should direct such questions to the Compliance Officer.

Consequences of Violations

The penalties for “insider trading” include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $1,000,000 and up to ten years in jail for each violation. You can also be liable for improper transactions by any person to whom you have disclosed material nonpublic information or made recommendations on the basis of such information as to trading in the Company’s securities (commonly referred to as “tippee liability”). The U.S. Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the underlying trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (FINRA) use sophisticated electronic surveillance techniques to uncover insider trading and are very effective at detecting insider trading. Company Personnel who violate this Policy also shall be subject to disciplinary action by the Company whether or not their failure to comply with this Policy resulted in a violation of law, which action may include Company-imposed sanctions such as ineligibility for future participation in the Company’s equity incentive plans, up to termination of employment or other relationship with the Company for cause.

Definitions Used in this Policy

1.Blackout Period. Following the end of each fiscal quarter and until public disclosure of the Company’s financial results for that quarter, Deemed Insiders may possess material nonpublic information about the expected financial results for that quarter. Accordingly, the Company has designated regularly-scheduled quarterly blackout periods starts at beginning of the calendar day that is one (1) day after the end of the last month of each fiscal quarter and ending at the close of the second (2nd) full trading day (day on which the stock markets generally are open) after public disclosure of such quarter’s financial results. In other words, the quarterly blackout periods will begin on each of October 1, January 1, April 1, and July 1 and end at the close of the second full trading day after public disclosure of the preceding quarter’s financial results. It is recommended that all Company Personnel follow the regularly-scheduled quarterly blackout periods. Even if you don’t actually possess any such information, any transactions by you during that period may give the appearance that you are trading on inside information. A schedule of the quarterly blackout periods is attached hereto as Exhibit A.

In addition to the quarterly blackout periods, the Company may from time to time designate other periods of time as special blackout periods (for example, if there is some development with the Company’s business that merits a suspension of trading by Company personnel). The Company may not widely announce the commencement of a special blackout period, as that information can itself be sensitive information. For this reason, it is extremely important that you adhere to the pre-clearance procedures outlined in this Policy, to the extent applicable to you or the transaction you are contemplating, to ensure that neither you, your Family Members or Controlled Entities trade during any special blackout period. You will be notified by the Compliance Officer if a special blackout period applies to you.

2.Material Information. Information should be regarded as “material” if it is likely that it

4889-6478-0036\2

would be considered important to a reasonable investor in making a decision to buy, hold or sell Company securities. There is no bright-line standard for assessing materiality; rather it is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Any information that could be expected to affect the Company’s stock price, whether positively or negatively, should be given particular consideration.

While it is not possible to define all categories of material information, some examples of information that are particularly sensitive and that should almost always be considered material are:

●clinical trial performance, including initiation of a trial, progress and pace of enrollment, and results;
●regulatory approval or disapproval of a product candidate;
●	significant changes or developments in product candidates, research or technologies;
●	financial results and projections, including quarterly and year-end results (especially to the extent the Company’s actual results or expectations differ from analysts’ expectations);
●significant changes in financial performance or liquidity, including impending bankruptcy;
●pending or proposed financing transactions, including public or private securities or debt offerings;
●pending or proposed licensing, partnering, merger, or joint venture transactions and acquisitions or dispositions of significant assets;
●pending or proposed material grants that would provide funding for one or more product candidates;
●material company restructurings;
●the gain or loss of a significant customer, vendor, supplier or other business partner;
●major product announcements;
●significant changes or developments in supplies or inventory, including manufacturing delays and spoilage, including with respect to clinical trial material;
●significant related-party transactions;
●changes in executive officers or the board of directors;
●changes in the Company’s accountants or accounting policies,
●notice from the principal securities exchange on which the Company’s common stock is listed of pending or potential delisting;
●stock splits, stock dividends or distributions, and rights offerings;
●pending or threatened significant litigation or the resolution of such litigation;
●significant labor disputes or negotiations; and
●any other major problems or successes of the business.

Either positive or negative information may be material.If you have any questions regarding whether information you possess is material, you should contact the Compliance Officer.

3.Nonpublic Information. Information is considered to be “nonpublic” if it has not yet been disclosed to the general public. The Company generally discloses information to the public via press release or in the periodic, quarterly and annual reports that the Company files with the SEC. The Company may set forth its information disclosure practices in a separate policy. For purposes of this Policy, information is considered “public” only after it has been publicly disclosed, through press release or otherwise per the Company’s disclosure practices, for at least two (2) full trading days. If you have any questions regarding whether any information you possess is nonpublic or has been publicly disclosed, you should contact the Compliance Officer.

4.Trading Window. The period outside a blackout period is referred to as the “trading

4889-6478-0036\2

window.” Trading windows that occur between the regularly-scheduled blackout periods can be “closed” by the imposition of a special blackout period if there are developments meriting a suspension of trading by Company personnel.

Questions

Please direct any questions you have regarding this Policy and any transactions in Company securities to Chris Milks, the Compliance Officer, who can be reached at cmilks@rezolutebio.com.

Certification

All Company Personnel must certify their understanding of and intent to comply with this Policy.

Last amended: June 10, 2025

4889-6478-0036\2

REZOLUTE INC.

INSIDER TRADING AND DISCLOSURE POLICY CERTIFICATION

I certify that I have read, understand and agree to comply with the Rezolute Inc. Insider Trading and Disclosure Policy and, if applicable, the Additional Policies and Restrictions Applicable to Officers, Directors and Others Specified by the Company (the “Policy”). I understand that I will be subject to sanctions imposed by the Company, in its discretion, for any violations of the Policy and that the Company may issue stop-transfer and other instructions to the Company’s transfer agent with respect to the transfer of Company securities as the Company may determine necessary to ensure compliance with the Policy. I agree that the Company may contact my broker to prevent the acquisition or disposition by me of Company securities in violation of the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Policy is termination of my employment or other relationship with the Company, including termination for cause.

Date: Signature:

Printed Name:

4889-6478-0036\2

EXHIBIT A

Period	Blackout Begins	Blackout Ends
Quarter Ended September 30	5 a.m. Eastern Time on October 1	5 p.m. Eastern Time on the Second Full Trading Day After Public Announcement of Quarterly Financial Results
Quarter Ended December 31	5 a.m. Eastern Time on January 1	5 p.m. Eastern Time on the Second Full Trading Day After Public Announcement of Quarterly Financial Results
Quarter Ended March 31	5 a.m. Eastern Time on April 1	5 p.m. Eastern Time on the Second Full Trading Day After Public Announcement of Quarterly Financial Results
Quarter Ended June 30	5 a.m. Eastern Time on July 1	5 p.m. Eastern Time on the Second Full Trading Day After Public Announcement of Annual Financial Results

4889-6478-0036\2

EXHIBIT B

REZOLUTE INC.

APPLICATION FOR APPROVAL OF TRANSACTION(S) IN COMPANY SECURITIES

Name:

Title:

Type of security to be traded:

Proposed trade date(s):

Number of shares or dollar amount to be transacted:

Description of proposed transaction(s):

EXAMPLES OF MATERIAL NONPUBLIC INFORMATION

While it is not possible to identify all information that would be deemed “material nonpublic information,” the following types of information ordinarily would be included in the definition if not yet publicly released by the Company:

●
Clinical trial performance, including initiation of a trial, progress and pace of enrollment, and results;
●
Regulatory approval or disapproval of a product candidate;
●
Significant changes or developments in product candidates, research or technologies;
●
Financial results and projections, including quarterly and year- end results (especially to the extent the Company’s actual results or expectations differ from analysts’ expectations);
●
Significant changes in financial performance or liquidity, including impending bankruptcy;
●
Pending or proposed licensing, partnering, merger, or joint venture transactions and acquisitions or dispositions of significant assets;
●
Pending or proposed financing transactions, including public or private securities or debt offerings;
●
Pending or proposed material grants that would provide funding for one or more product candidates;
●
Company restructurings;
●
The gain or loss of a significant customer, vendor, supplier or other business partner;

●
Major product announcements;
●
Significant changes or developments in supplies or inventory, including manufacturing delays and spoilage, including with respect to clinical trial material;
●
Significant related-party transactions;
●
Changes in senior management or the board of directors;
●
Changes in the Company’s accountants or accounting policies;
●
Notice from the principal securities exchange on which the Company’s common stock is listed of pending or potential delisting;
●
Stock splits, stock dividends or distributions, and rights offerings;
●
Pending or threatened significant litigation or the resolution of such litigation;
●
Significant labor disputes or negotiations; and
●
Any other major problems or successes of the business.

4889-6478-0036\2

CERTIFICATION

I, , hereby certify that (i) I am not in possession of any material nonpublic information concerning the Company (as defined in the Rezolute Inc. Insider Trading and Disclosure Policy) and (ii) to the best of my knowledge, the proposed transaction(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended. I understand that if I trade while I am aware of material nonpublic information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company, up to and including termination for cause.

SignatureDate

REVIEW AND DECISION

The undersigned duly appointed Compliance Officer of the Rezolute Inc. Insider Trading and Disclosure Policy (or his/her designee) hereby certifies that he/she has reviewed the foregoing application and

APPROVES PROHIBITS

the proposed transaction(s).

Compliance Officer (or designee)Date

4889-6478-0036\2